Kenmar Global Trust - June 2004

Kenmar Global Trust (KGT) ended the month of June down -5.36% with losses in stock indices, energies and currencies. The Net Asset Value per unit of KGT was $101.13 as of June 30, 2004.

Allocation of Assets to Advisors

                  JUNE 1 2004     JULY 1 2004
                  -----------     -----------
Graham                31%             30%
Grinham               35%             35%
Transtrend            34%             35%

The main theme surrounding markets in June was the anticipation of the US Federal Reserve's decision on whether it was time to raise short-term interest rates (a small increase was in fact made on June 30th). As a result, in the currencies there was a distinct lack of trading opportunities as many played a waiting game. As such, the US dollar, range bound against the other major currencies for some time now, remained so through June.

The majority of global equity markets ended the month higher. In the US, main Wall Street indices moved higher after the Fed's decision to raise rates. Most European bourses followed suit. In Asia, Japan's economic revival passed another landmark as the Bank of Japan's Tankan survey showed business sentiment had risen to its highest level in over a decade - Tokyo shares moved higher. The price of US treasuries rose and yields fell on terrorism concerns in the Middle East and benign inflation data. Japanese Government Bond prices fell.

In the commodities, crude prices dropped to a two-month low as the handover to a new Iraqi interim government gave hope to oil markets that exports may rise as a result of fewer sabotage attacks. In the grains, wheat prices dropped lower.





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                               KENMAR GLOBAL TRUST
                           UNAUDITED ACCOUNT STATEMENT
                       FOR THE MONTH ENDING JUNE 30, 2004







                            STATEMENT OF INCOME(LOSS)
                            -------------------------

TRADING INCOME (LOSS)
Realized Trading Gain/(Loss)                                       ($687,977.14)
Change in Unrealized Gain/(Loss)                                   ($246,021.49)
Gain/(Loss) on Other Investments                                   ($106,214.60)
Brokerage Commission                                                ($97,999.15)
                                                             -------------------
Total Trading Income                                             ($1,138,212.38)

EXPENSES
Audit Fees                                                            $3,333.33
Administrative and Legal Fees                                        $80,477.66
Management Fees                                                     $106,569.27
Offering Fees                                                        $10,000.00

Incentive Fees                                                            $0.00
Other Expenses                                                            $0.00
Total Expenses                                                      $200,380.26
                                                             -------------------

INTEREST INCOME                                                      $23,041.49

NET INCOME(LOSS) FROM THE PERIOD                                 ($1,315,551.15)
                                                             ===================


              STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)





Beginning of Month                      $24,548,210.97
Addition                                   $236,600.00
Withdrawal                               ($184,423.37)
Net Income/(Loss)                      ($1,315,551.15)
                                   -------------------

Month End                               $23,284,836.45
Month End NAV Per Unit                         $101.13
Monthly Rate of Return                          -5.36%
Year to Date Rate of Return                     -8.91%




        To the best of our knowledge and belief, the information above is accurate and complete:


/s/ Kenneth A. Shewer, Chairman                   /s/ Marc S. Goodman, President
-------------------------------                   ------------------------------
Kenneth A. Shewer, Chairman                       Marc S. Goodman, President


                    Kenmar Advisory Corp., General Partner of
                               Kenmar Global Trust